Exhibit 99.2

Renaissance Learning Incorporated

Fourth Quarter Earnings Release

Moderator:  John Hickey

January 28, 2004

5:00 p.m. EST

OPERATOR:  Good afternoon ladies and gentlemen and thank you for standing by.  Welcome to Renaissance Learning Fourth Quarter and Year End Earnings Release conference call.  At this time everyone is in a ‘listen only’ mode.  Later there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.   At this time I would like to introduce you to the Chief Executive Officer, Mr. John Hickey.  Please go ahead sir.

JOHN HICKEY, CHIEF EXECUTIVE OFFICER, RENAISSANCE LEARNING INCORPORATED:  Good afternoon.  I’m John Hickey, President and Chief Executive Officer of Renaissance Learning Inc.  I’d like to welcome everyone to our fourth quarter conference call.  Before starting I need to point out that this call may include information constituting forward looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.  Any such forward looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the company’s Securities and Exchange Commission filings, including forms 10-K and 10-Q.

With me today is Steve Schmidt, our Executive Vice President and Chief Financial Officer.  Steve and I will each provide some brief comments and then we will take your questions.

Fourth quarter revenues of 31.4 million were up almost 2 percent from fourth quarter 2002 and fourth quarter net income increased 6 percent to 7.6 million.  On a per share basis, we earned 25 cents per share this quarter or 3 cents per share or 14 percent better than last year.  For the full year 2003 revenues were down ½ percent to 130.5 million.  We achieved earnings per share of $1.04 for the full year, an increase of 13 percent from the prior year’s EPS of 92 cents per share.

We are pleased that we are able to report positive growth in sales and earnings for the fourth quarter.  The improved performance compared to the third quarter was driven by our success in closing business that was underway that we mentioned in our third quarter conference call.  The contracts signed this past quarter, including one large multi-million dollar deal for math that was particularly gratifying, because it serves as a great confirmation of our vision for providing total solutions to districts including technology, service and long-term support.

These opportunities illustrate that we are on the right course with the expansion of our field sales staff.  We are confident that our district sales team, which now stands at forty, up four sales representatives from our third quarter report, is progressing and making inroads in a sales channel that we previously had limited experience serving.  Our sales force efforts are now just over a year old with a majority of our sales representative’s only being with us a little over eight months in total.  So we still have a way to go before the district efforts will be consistently contributing towards stronger growth.

But the opportunity pipeline is filling, and this aggressive effort will eventually be producing substantial benefits.  As an example of our progress we are currently exceeding last years district quote levels by a huge margin, and we are confident that many of these will convert into signed deals, especially in the later part of 2004.

We are also introducing, today, an exciting new software product called English in a Flash, that will be available for delivery in the next school year.  English in a Flash is a terrific new concept to help English language learners and English as a Second Language students acquire English language proficiency quickly and easily.  This product helps teachers meet the needs of students with different ability levels and cultural backgrounds by providing them with individualized instruction and practice. studies conducted by the National Council of Education Statistics estimate that there are more than 3.7 million ELL and ESL students in this country and that over 40 percent of all public school teachers have at least one student with this special need.  This product allows Renaissance Learning to address the needs of these teachers and students and help close the educational gap between native and non-native English speakers.  The unique design of this product will open up more opportunities for us in the international market as well.

I’m also very pleased to report that our Board of Directors has declared a special cash dividend of $2.15 per share and a quarterly cash dividend of 4 cents per share to be paid March 1st to shareholders of record as of February 13th.  We continually examine the best alternatives for deploying our cash reserves and strong cash flow to grow the company and increase value for our shareholders.  With interest rates at historically low levels and with limited acquisition targets that fit our very disciplined philosophy we have been buying back shares of our stock as an attractive use of cash.  We also remain committed to this stock buy-back program but we will continue our disciplined approach to repurchasing shares depending on the stock valuation.  As a result of the tax law changes this year, paying cash dividends is now a very efficient means to return a portion of our profits in cash flow to our shareholders without limiting the company’s other opportunities for using cash to drive growth.  I really want to stress that we have no doubt that we still will have more than sufficient capital reserves to support our strategic plans or ability to grow.  In fact, this action reflects our confidence in the company’s long term growth strategy and overall financial strength.

As we look ahead to 2004 we expect continued budgetary pressures to restrict our growth in the first half of the year.  The school spending environment remains very challenging and we do not see any indication of significant improvement for the balance of this school year.  We believe that the current school (inaudible) year likely marks the worst of the funding crisis, and our own research, feedback from the field, confirmed that a turnaround will be slow to develop.

The December 2003 National Governors Association Fiscal Survey of States reported that early in the economic downturn a variety of programs such as K- 12 education were held harmless from budget cuts, but as the state fiscal crunch has lingered, these programs now are being cut and are at a high risk for further reduction.  And the state’s fiscal crunch is lingering.  Recent data published by the Center on Budget and Policy Priorities indicated that, despite a surge in the nations’ economy, state coffers aren’t growing at the pace to meet the needs of schools.  In fact, twenty one states are still forecasting shortfalls totaling $40 billion, which amounts to about 11 percent of your operating budgets.  We see these trends reflected in our business outlook as well.  Registrations from our National Convention to be held in Orlando, Florida in mid-March are light, and we believe that it is unlikely that we’ll approach last years’ attendance levels.  We also don’t expect to close  a large number of district deals in the first quarter of 2004, although we remain confident that our field sales effort will pay off in the later part of the year.

The first half of 2004 will probably remain challenging, as expected, with the first quarter looking the most difficult.  Despite what will likely be a weak start to 2004, we are still expecting to achieve mid to low single digit growth in both revenue and earnings.  Full year growth will be possible, due in large part, toour new products, especially Renaissance Place, when we release our Renaissance Place version of Accelerated Reader and Accelerated Math, our new sales initiatives gaining momentum, and possibly  stronger market conditions in the second half of the year.

It is true that 2003 has been challenging from a school funding standpoint, but lets not lose sight of the many milestones and successes we were able to achieve.  In the first quarter we held an extremely successful fourth annual National Renaissance Conference in Nashville which was well received by over 5,000 educators that attended.  Our field sales group has been expanded to forty strong in 2003 and is poised to begin making significant contributions by the middle of next year.  Also during 2003 we introduced a number of new products that will be important in accelerating our growth and enhancing our position as a leading provider of school and district-wide solutions.

New products commercialized in 2003 include Accelerated Grammar and Spelling, Read Now, and perhaps most exciting we have the introduction of our first enterprise wide suite of products, Renaissance Place.   Renaissance Place includes Star Reading, Star Math, Star Early Literacy, and StandardsMaster which altogether allows for centralized data and web-based consolidated school and district wide reporting.  We believe that Renaissance Place will revolutionize our district’s ability to use data to drive decision making and the educational process, while providing the district with efficiency and cost saving benefits.  These initiatives and new products will position Renaissance Learning for future growth and success in helping educators to truly make a difference in accelerated learning.

Now here’s Steve to provide more details on the financial results.

STEVE SCHMITD, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING INCORPORATED: Thank you John.  The 2 percent growth in revenue achieved this past quarter was driven by stronger product sales which were up 4 percent compared to the prior year.  This is the best growth from the products side in nearly two years as a result of our field sales channel closing the opportunities that were underway in the third quarter as John had mentioned.  There were no noteworthy changes in the overall market conditions or any meaningful momentum gains from our new products, which is to be expected when funding is tight.  Sales of the new products continue to grow compared to last year but at far slower rates than we would typically expect in a more positive market.

Service revenues were weak in the quarter, declining nearly 8.5 percent compared to the fourth quarter 2002 and only a slight improvement over the 8.9 percent third quarter decline.  The weakness we experienced in Q3 continued in the professional development side as our single event sales were again weak in the quarter.  Training and consulting services under district contracts also declined compared to last year as most of the services under the recently signed deals will be delivered in future periods.  Software support services, including technical consulting activities grew by about 5 percent in the quarter.  I do not expect service revenues to regain year over year growth until the middle of next year, and first quarter 2004 could be especially weak due to what is likely to be lower attendance at our national conference, as John described earlier.

The fourth quarter gross profit margin of 85.5 percent compares favorably to the 82.9 percent gross margin reported last year.  The increase resulted from a combination of a sales mix more heavily weighted to products rather than services and improved product margins.  The pick-up in product margins of 3.4 percentage points was due to lower amortization of capitalized development costs, improved profitability from our publisher assessment business, and lower scanner warranty and shipping costs.

Service margins declined from last year by almost 5 percentage points due to efficiency losses from the lower service activity and also some low margin technical service business included in the quarter.  I do expect this general trend in gross margin to continue in the short term, that is, higher year over year product margins and lower service margins.

Operating expenses for the fourth quarter were 15 million, up 1.5 percent from last years fourth quarter, essentially matching the sales growth rate.  Operating margins improved to 37.7 percent from 35.1 percent in last years fourth period, driven by the improvement in gross margin.

Product development cost totaled 4.1 million this quarter, down from 4.4 million last year.  We capitalized more development costs this quarter than the preceding quarter or in fourth quarter last year due to the release of Renaissance Place.  Product development costs are expected to remain relatively constant in the 4 million to 4.5 million dollars per quarter range for 2004.

Selling and marketing expenses of 7.9 million were up about 9 percent from the prior year, due primarily to the field sales force expansion and higher commission expense related to the district deals signed.  Going forward, sales and marketing expenses are likely to continue to exceed the amount incurred in the comparable prior year period, due to the field sales force expansion.

General and Administrative expenses were 3 million dollars, down about 100 thousand dollars from last year.  We’re very pleased with our cost control efforts in the administrative areas.

Operating cash flow for the fourth quarter of 9.4 million dollars was improved from the third quarter, but down 2 million compared to last years fourth quarters’ unusually strong cash flow, when we benefited from a collection improvement from the previous quarter.

Accounts receivable, collections and agings remain very good.  Days sales outstanding are at about 33 days.

Deferred revenue increased by about ½ million dollars in the quarter, due to higher sales of support plans and deferred services.

Cash and investments total 111.8 million dollars as of December 31st, up about 9 million dollars from September 30th.  We did not buy back any stock in the fourth quarter.  Total stock purchases to date, therefore, remain the same as we reported last quarter, with just over 4 million shares having been purchased and just under one million shares remaining under the authorization.

We remain committed to the stock purchase program as an attractive use of our cash, and will strongly consider buying again depending on the stock valuation, even after payment of the special and quarterly cash dividend announced today.  The cash dividends to be paid March 1st will total about 68 million dollars, so at that point we should still have close to 50 million dollars available to fund other measures, to grow our business or to drive increased shareholder value, such as the stock repurchase program.

Our effective tax rate was 37.0 percent for the quarter and we expect to be able to keep the effective tax rate for 2004 at less than 37.5 percent.

Net income for the quarter was 7.6 million dollars, up 6 percent from last year’s fourth quarter bottom line.  Earnings per share were 25 cents compared to 22 cents per share earned last year, a gain of 14 percent.

John commented on the business accomplishments of the year 2003 and there were several financial highlights as well.  We grew earnings per share by 13 percent, aided by the stock repurchase program.  We not only maintained profit margins but improved them.  Gross margin of 83.9 percent equals 1998 for the best gross margin ever.  Operating expenses were reduced 1.4 percent despite a substantial expansion of a field sales force, leading to a full year operating margin of 37.0 percent, the highest ever.  After tax return on sales was also the best ever, at 24.9 percent.

Earlier in 2003 we shared our expectations that the 2003 - ’04 school year could be as challenging, or perhaps even more challenging, than the previous school year in terms of the tight funding environment for K to 12 schools.  This turned out to be accurate and we do not expect any relief or improvement for the balance of the school year.  Our K to 12 school customers clearly have less buying power for our products and services than the prior year, especially in particular states.

The first quarter 2004 looks particularly weak as National Conference registrations are lagging, and the district sales opportunity pipeline, while expanding, does not likely include substantial contributions until later in 2004.

Federal funds are becoming more available.  State funding will likely be slow to recover but it is possible, though not certain, that the 2003 – ’04 school year could be the low point of this very difficult period.  We still feel good about being well positioned to achieve renewed growth, driven by our expanding field sales team, new products and other initiatives, but it’s unlikely to occur before mid-2004.  Despite what is looking to be a slow start to 2004, we still expect to achieve growth in sales and earnings in the low mid to single digit percentage range for the full year.

At this point, John and I would be happy to answer any questions you may have.

OPERATOR:  Ladies and gentlemen, if you’re calling as a representative of an investment firm, you’re invited to ask a question at this time.  Please press ‘1’ followed by ‘4’ on your touchtone phones.  If your question has been answered you may remove yourself from the queue by pressing the pound key, and we do ask, if you’re using a speaker phone to please pick up your handset to minimize any background noise.  Once again, if you do have a question, you may press ‘1’ and then ‘4’ on your touchtone phones at this time.

Our first question is coming from Jerry Herman of Legg Mason

JERRY HERMAN, LEGG MASON, INC:  Thank you. Good afternoon everybody.  John, I’ve got a question with regard to the macro environment, or just the environment generally.  You indicated that you didn’t expect much improvement for the rest of this school year.  Do you have confidence that there’ll be an improved funding environment for the fiscal ’04 – ’05 year?  Any sort of data points that might suggest that things might be better in that period?  And then, as part of that question, are you starting to see any movement on the No Child Left Behind funds at all that might have an impact?

STEVE SCHMIDT:    I think as John had mentioned, this is Steve, Jerry.  As John had mentioned, the, we don’t expect any change in the funding environment really for the balance of this school year and, of course, the following school year is fairly uncertain.  If the states budget situations were improving at a much faster rate, it would give us a greater sense of confidence that we could expect a somewhat better funding environment in the next school year.  But the states are still struggling, so I think the jury is still out on how much of an improvement, if any, we can count on for next year.  We’re certainly hopeful that there is some improvement, but we’ll have to wait and see.  As far as the federal funds, I think the various programs under No Child Left Behind are maturing, and some of those funds are becoming more available than they were earlier in that timeframe.  So there is some possibility of capturing more of the federal funds, or having more federal funds available to help us.

JERRY HERMAN:  The initial conference that you guys have with the light early registrations, I’m wondering if that conference is actually a lead indicator or a lag indicator.  In other words, does the attendees, are they typical recent or active, recent purchasers of the products and therefore, given the weakness that you’ve experienced might now be reflecting in weaker attendance.  Is that fair, or…?

JOHN HICKEY:  Ah, Jerry, I wouldn’t say that that’s probably fair.  I think that it could be a number of factors going on.  One, this conference is about six weeks later than last years’ conference.  It starts March 16th.  So, it’s kind of hard to predict, but based on the trends that we’ve been seeing in the previous conferences, it is certainly lagging.  It is in Orlando this year.  Last year it was in Nashville.  But it is significant enough, obviously, that we mentioned it, but I’m not sure if that’s the primary reason.

JERRY HERMAN:  And then just a question with regard to your internal efforts to, with the district sales programs.  I guess the deferred revenue number was less than we would have expected it to be.  And I guess the service revenue number, understanding some of your comments Steve, may be a little bit less than what we thought.  And I’m wondering if that should in any way be interpreted as the sales people sort of lacking traction in the district sales, like, I realize you guys are doing a very good job of building the sales force, but are you having trouble getting traction early on?  Should, is there something else going on there to impact those numbers?

STEVE SCHMIDT:  I wouldn’t characterize it as having trouble getting traction as much as it is our learning curve and their learning curve in coming up to speed, and the fact that these larger deals do have a very long sales cycle.  And as we’ve been , I think, pretty forthright in saying we really don’t expect a lot of contributions there.  I think you’re right in the fact that, once we are signing more district deals and are getting more of a contribution from the district sales force, that will improve the growth in our service revenues.  It also will likely improve the amount of deferred revenue that we’re carrying on the balance sheet, as well as deferred revenue being affected by products like Renaissance Place and StandardsMaster gaining some traction, because those are subscription based products.  I think as those products have more success through the district sales channel, you’ll see that reflected in the financial numbers.

JERRY HERMAN:  Great.  Thanks guys.  Appreciate your input.

OPERATOR: Thank you.  Our next question is coming from Mark Marostica of US Bancorp Piper Jaffray

MARK MAROSTICA:  Hey guys, can you hear me OK?

STEVE SCHMIDT:  Yes.  Hi Mark.

MARK MAROSTICA:  OK.  Hey, how you doing?  The first question relates to, I think what I heard Steve say that, for the balance of fiscal ’04 you expect year over year declines on the service sales?  First of all, is that right?

STEVE SCHMIDT:  Well, we’ve had declines in the service revenues for the last couple quarters and there’s really nothing driving an improvement there, so yeah, I would think it’s fair to say that we’ll continue to show a decline there for a couple more quarters.

MARK MAROSTICA:  OK.  And then, in back half of the year you expect them to likely regain some momentum and show some positive growth, service revenues, that is?

STEVE SCHMIDT:  Yes, that’s right,argely driven by the success that we expect from the district group.  One other factor, Mark, in the service revenues declining is the National Conference is a large component of first quarter service revenues and those, at this point, are looking to be down compared to last year.

MARK MAROSTICA:  Gotcha.  So then, that would make one kind of connect the dots here on your comments of mid, single digit, top line growth coming from the product sales, obviously.  And I’m just wondering, it kind of relates back to John, I think.  Your comment, you mentioned that the district sales force, I thought you said was exceeding last years quote levels quite significantly.  Do you notice any one set of products or services, or collection thereof that seem to be driving the interest levels and the leads?

JOHN HICKEY:  Well, I wouldn’t, I don’t think I would particularly point out any one product over another.  I think it’s across the board.  You have to keep in mind, Mark, that for the most part, I think I also mentioned that the average group, or the large majority of them have only been with us maybe close to six or seven or eight months, something like that.  I know a big chunk of them started in July.  So, they came into the cycle, that they, the new school year, where they have already missed kind of the planning process, which typically goes on from now until, let’s say, the end of May, before decision making for the next school year.  So, it’s right now that they well position in that area.  That’s why you see the quote levels piling up.  And so, it’s a little bit of timing, but you know, these things that Steve talked about can be as long as a year, year and a half before you start seeing the results you want to have.

MARK MAROSTICA:  Right.  Right.  OK.  And so then, as you build your sales force out, I was just wondering.  You added four people.  Have you experienced any turnover at all in the build process?  Or do you have everybody on board that you selected?

JOHN HICKEY

:  Well there was some, I mean, a little bit of turnover.  There’s always a little bit that you expect.  Some of the people that were with us in a long time, and we’re making transitions also, had some turnover.  But nothing that we didn’t expect, and we pretty much have the same solid group of people that we brought on in the last, you know, last year.

MARK MAROSTICA:  Right.  Regarding the competitive environment.  I’m wondering if you’ve seen things ease a little bit on that front given the toughness of the environment and, you know, perhaps all the players not participating as much but, perhaps that’s true just wondering, your sense, from a competitive situation.  Is it tougher out there?  Easy out there?  About the same?  Are you seeing anyone in particular more often than not, as you focus on your district deals?

JOHN HICKEY:  I won’t say that there’s any particular one that we’ve seen more often than others.  But we certainly have seen that a number of the competitors have cut back a little bit on their sales force in the field in these tough times.  We’ve been receiving a lot of recruits, and so that was an opportunity for us to pick up some qualified, top people that were available.  So, I think that’s the only angle I would want to comment on.

MARK MAROSTICA:  OK. Great.  I’ll turn it over  and loop back.  Thanks.

OPERATOR:  Thank you. Our next question is coming from Natalie Walrond from Pacific Growth Equities

NATALIE WALROND, PACIFIC GROWTH EQUTIES:  Hi guys. I have a few questions for you.  First of all, looking at the product revenues, it was obviously quite strong here.  But I was wondering if you could help us understand, like how much of that actually came from the deals that slipped in the September quarter into the December quarter.  And then, if you take that out, what the product revenues look like as compared to, let’s say, the year ago period?

STEVE SCHMIDT:   Natalie, this is Steve.  We’re not really prepared to disclose a lot of detail behind the district deals yet.  But I think it’s safe to say, if you compare fourth quarter compared to third quarter, the improved performance is essentially the result of the improved performance from the district group.

NATALIE WALROND:  OK.

STEVE SCHMIDT:  And these deals that we discussed in the third quarter.

NATALIE WALROND:  OK, so I guess to say that back to you then, what I should interpret that as is, the out performance wasn’t just due to the deals that slipped into December. It was also some strength in the, it’s also, for example, the large deal that was signed in the large school district that you mentioned in your opening comments?

STEVE SCHMIDT:  Well, and that was part of the deals that were underway in the third quarter.

NATALIE WALROND:  Oh, I see.  OK.  Alright.  OK, and then the next thing that I wanted to ask about was, you sort of quickly itemized three things that improved the product margins.  And I was wondering if you could go through that in a little bit more detail, or talk about, did you change your policy about capitalizing costs?  Or is it entirely because of the mix of the Renaissance Place as part of the product revenues?  Can you just, sort of run through those three points, and then talk in detail about your policy for capitalizing costs and (inaudible)

STEVE SCHMIDT:  Sure.  No, we haven’t changed our policy at all for capitalizing development costs.  We’re still fairly conservative.  We are required to capitalize a certain amount of costs but we try to minimize that.  However, a product that has taken the effort of, the effort that Renaissance Place did, did cause us to have to capitalize a little more in the current quarter than we had been capitalizing.  That really impacted the product development costs within the operating expense category, Natalie, as opposed to gross margins.

NATALIE WALROND:  OK.

STEVE SCHMIDT:  However, one of the reasons that gross margins were improved is that product development costs capitalized in previous years became fully amortized, and our amortization expense of those costs was less, and will be less going forward, as well as a number of other things that impacted product margins.  There was no one driving item that caused the margins to go up.  It was a combination of a lot of things falling favorably and we were just pleased to have the improved performance.

NATALIE WALROND:  Steve, would you disclose for us how long your amortization period is for new products?  Once you launch a new product, how long does it, uh, product cost get capitalized?

STEVE SCHMIDT:  Typically two years.

NATALIE WALROND:  OK.  OK, so that’s helpful.  OK.  And then one final question.  The products that you released, actually this is a two part.  Is the product that you released today, the English in a Flash, can you talk about how that’s going to be used, similarly or differently, from Read Now?  Because I remember when we talked about Read Now there was an opportunity with second language learners as well.  So can you talk about how that’s going to be positioned?  And then the second part of the question is, can you tell us how many products we should expect, even in a range, for 2004, in terms of new product launches?

JOHN HICKEY:  Well, on the first question, English in a Flash, that is positioned primarily for those student who are learning English as a second language, in the US.  It will also be used internationally for those who are having the difficulty in learning English as a foreign language.  So, it is a little bit different than, obviously, Read Now, which is focused on those students who are already somewhat proficient in their language and are struggling with their reading.

NATALIE WALROND:  Oh, I see. OK.  So..

JOHN HICKEY:  Entirely different market segment (inaudible) exciting market segment.  Obviously once they have started down the road of acquiring enough language acquisition of words and phrases and dialogues, and so on, then they can move from there into a program like Read Now.

NATALIE WALROND:  OK. That’s helpful.  And then, the expectation for new products this year?

JOHN HICKEY:  Well, we don’t obviously pre-announce how many new products that we’re going to have.  I can say that we continue to invest in the product area.  Continue to look at ways that we can bring out new products and there will be announcements forthcoming at some point throughout the year, the next school year, but nothing at this point I can talk about.

NATALIE WALROND:  OK.  And actually, one final question, if you don’t mind.  Given the funding environment, I would imagine that whole new curriculum areas that we’ve talked about in the past, like social studies and so on, are probably going to be much further on the horizon.  Is that a fair assumption?

JOHN HICKEY:  Well, all I can say, again, is that we are looking at all those areas that make sense for us and certainly those areas that you talked about would be things that we would be considering in our process for future products.

NATALIE WALROND:  All right.  Thank you so much for your answers.

OPERATOR:  Thank you.  Our next question is coming from Howard Block from Bank of America Securities

HOWARD BLOCK, BANK OF AMERICA SECURITIES:  Good afternoon everybody.  First question is, at the beginning of 2003, and actually throughout the year, Terry, and then John, you’ve sort of held to this belief that you would grow, achieve moderate growth and revenue, and obviously you didn’t grow at all in revenue and declined, modestly, but declined again for the second year in a row.  Now we’re kicking off ’04 with guidance that sounds somewhat identical to what was expressed at the beginning of ’03.  I’m just wondering, what do you see today that gives you confidence that you won’t fall short of the guidance that was offered?

JOHN HICKEY:  Well, Howard, I think what we’ve said all along is that we felt that it was possible to achieve a slight growth.  Whether that’s, it depends how you interpret slight growth, of a couple percent, the fact that we were down half a percent of the revenue, but we were up on the earnings side.  It was a good sign, especially during this, during these difficult times.  What we have said all along is that we do have the initiative that we put into place for mostly, let’s say only really half of the year by the time we have the staff getting up to speed on the district sales.  We do think that that’s going to pay some significant dividends as they are starting to take these quotes and turn them into opportunities into real revenue.  We also have, for the first time really, our whole new Renaissance Place platform portfolio of products.  Not only the Star products that I mentioned on the conference call, but also Accelerated Reader, Accelerated Math.  We’re talking about, you know, areas where we have over 62,000 schools and our Math Solutions are in over 23,000.  Available for the first time for schools to make a choice for the next school year.  That means that you’re ahead of the game here, so they can make the choices between these months here from January through May. So that should bode well for us in the second part of the year and into the next school year.  As far as the funding environment, Steve talked about that, and where we think we are so, I think it was a pretty strong, Howard.  I think it was a pretty strong thing that, should play well for us in the next year.

HOWARD BLOCK:  OK.  And then I think it was two quarters ago, and I don’t believe you offered on the last quarter, the metric about how much the new products, how much growth there was in the new products relative to the trailing period, or something along those lines.  Can you quantify, or at least elaborate, with regards to how much of this year’s modest decline in revenue was, sort of, prevented from worsening even by the new products that were for sale throughout the course of the year?

STEVE SCHMIDT:  Well, the new products, as we’ve mentioned, have been growing, just growing at a much slower pace than what we would have hoped when we introduced them, or what we think they can do in a stronger market.  And they continue to grow.  So that growth is certainly helpful in achieving the overall results that we’re reporting, which have been slightly up or slightly down, depending on the quarter.  So, nothing’s really changed, Howard, from the trends that we described the last couple of quarters.  Those new products continue to gain ground, they just continue to gain at a slower pace than we had hoped.

HOWARD BLOCK:  OK.  And then, lastly, and believe me, I apologize for what may sound like a sort of a challenging tone to the question but, the K to 12 market, the perception is that it’s still incredibly fragmented and obviously extremely large, and one in which I believe there’s still an expectation for growth, which, as your earnings multiple reflects that.  But yet, at a time when you probably, obviously, have the capital to, in my opinion, sort of crush the competition, take market share, invest in your sales force and do lots of things to strengthen yourself for the growth cycle, you’ve chosen to pay a $60 million dividend, $40 million of which goes to the two co-founders.  So I’m sort of trying to reconcile that action with the belief or the perception that this is still a growth story.

STEVE SCHMIDT:  Howard, I don’t think paying the dividend changes our strategy one bit.  I think, as you’ve seen over the past few years as you’ve followed us, we’ve pretty well stayed the course in good times and in bad, and, as we’ve built cash we’ve looked for ways to grow that, to use that, to either grow the company or enhance shareholder value.  And certainly the stock buy-back program over the last year and a half where we’ve invested well over $70 million in buying back our stock, was an example of that.  Our strategy hasn’t changed, and the need for that cash hasn’t changed.  We believe we can execute our strategy and get back in a much more substantial growth path by continuing the same path that we’ve been on and there just is not the need for that capital in order to accomplish that.

HOWARD BLOCK:  OK.  Alright.  Thanks, and I appreciate your patience.

OPERATOR:  Thank you.  Your next question is coming from Mark  (inaudible) from Oppenheimer Capital  MARK, OPPENHEIMER CAPITAL:  Um, most of my questions have already been answered.  I don’t mean to beat this Orlando Conference to death but, is there any chance that the Nashville Conference, where you had 5,000 attendees, may have sort of robbed from the future of the Orlando Conference?

JOHN HICKEY:  No, I wouldn’t characterize it that way.  I think it’s just that there’s a little bit of timing difference.  A different environment.  Certainly sometimes one could say, you go centrally located you might draw more than what you would otherwise draw from South Florida or somewhere in west coast or east  coast.  But it’s a little bit too early to tell, for sure.  We do think the trend is down, but a lot of the orders happen, or a lot of people walk in, so there could be more walk-in’s this year.  There could be more registrations occurring throughout February, ‘cause we’re not really starting until March, so.  It’s just hard to compare this year to last year.

MARK:  These snow storms continue on the east coast you might get people paying their own way to go this year.

JOHN HICKEY:  Maybe, I agree with you there.

MARK:  And last question.  At some point might you start to talk about district sales as a percentage of revenue in the quarter?

STEVE SCHMIDT: Yes.  We’ve been talking about developing a set of metrics to illustrate the success that we’re having in the district channel.  It’s just that, at this point it’s still relatively new, and any metrics that we were to give out would still be pretty misleading as far as what to expect going forward so, as it becomes a more substantial part of our business, we absolutely will be offering more information on how the district channel is progressing.

MARK:  OK.  Thank you.

OPERATOR:  Thank you.  Our next question is coming from Trace Urdan of Think Equity Partners

TRACE URDAN, THINK EQUITY PARTNERS:  Good afternoon.  I’d like to sort of probe a little bit, your thinking about what the district sales effort looks like long term.  And I’m not supposing that you would reveal this information, but I’m wondering if you look at that business on a sort of stand alone P&L basis.  And I’m, along with that, I guess, wondering what you would consider to be, you know, to represent scale in that business, where you think the margins of that form of distribution, you know, can ultimately move to, relative to your, you know, to your core distribution business.

STEVE SCHMIDT:  Well, it’s hard to predict.  It depends on how far out you’re looking.  If you’re looking out five years or three years or wherever, but..

TRACE URDAN:  I guess, the question has to do with where you reach sort of an optimum, you know, where you sort of reach equilibrium.  If it’s an immature business today, at what point do you consider it to be mature and, sort of what does it look like when you’re at that point?

JOHN HICKEY:  Well, there’s a number of factors going on, obviously, that there is more centralized decision making at the district level occurring.  So you’re going to see, over time, over three years, over five years, more of that shift going through district anyway.  So, why in some respects the percentage of the company revenue shifts to the district, there will be some modest, or some decline on the other side.  But together, those two should be helping to have a positive growth, so just a matter of the timing when that occurs.  Certainly the fact that we now have district wide solutions that are primarily targeted at single locations that can run the entire district, should move it in that direction right away, as soon as Renaissance Place is completely finished and in the marketplace.

TRACE URDAN:  Yeah, I guess there’s a problem with the way I’m asking the question.  What I’m really trying to get at, I think, is, you know, I’m making an assumption that this effort of yours is not, you know, sort of as measured on a stand alone basis, probably doesn’t look like a profitable enterprise at this point.  And I’m sort of wondering what the time horizon is in terms of the investment there, and when you feel like that effort will be a mature one?

JOHN HICKEY:  Well, I think

TRACE URDAN:  Will you think about it in those terms?

JOHN HICKEY:  Oh, sure.  We think in terms of what that, almost like a separate operating division in a lot of respects.  But we also realize that we are investing in the future and adding the field sales efforts, both in the staff in the field as well as the marketing and support teams back at the corporate office.  And we’re (ph) talking in the range of we’re, kind of in the range of maybe three years or so before we would see that materialize, but it’s not defined by three years or four years.  It’s just the way that the market is moving, and you need to have a presence in that market place.

TRACE URDAN:  OK.  But is it sort of a mature and efficient an upscale effort at 100 million dollars, at fifty million dollars, at, you know, what….

STEVE SCHMIDT:  Hard to say where that mature point is, but we know it’s a long, long, long way from where we are today, and we’re looking forward to enjoying the path in getting to a much higher contribution from that group.

TRACE URDAN:  OK.  I’ll stop harassing you.  Thanks very much.

OPERATOR:  Thank you.  Our next question is coming from Richard Close of Jeffries and Company

RICHARD CLOSE, JEFFRIES AND COMPANY:  Ah, yes.  Quick question on geographic focus.  Are you seeing anything, with respect to the macro environment, is there any regions that are doing maybe better or worse than others?  Just a little detail there?

STEVE SCHMIDT:  Sure.  There are, what we do is monitor things by state, obviously, because the funding dynamics are different state by state.  And there’s no question THAT in those states where the budget shortfalls and financial difficulties are most severe are the states where we’re seeing the biggest challenges as far as sales volume.  You have to look at California as being top of the list as far as seeing some major financial difficulties there.  And that’s reflected in the amount of business  that we’re doing in California.  So, the smaller states can be up or down in any given period depending on a lot of other factors, but the larger states in particular are pretty well reflecting the funding environment that those states are operating in.

RICHARD CLOSE:  OK.  And then, any major theme that you’re beginning, you know, starting to hear or, you know, even though people aren’t spending money, is there any hot topic that you guys can focus in on, or people that are, products talking about?

STEVE SCHMIDT:  Well, I think ESL is certainly one.  It’s an area we’ve been hearing about for some time, and certainly a huge need in this country, and of course we responded by bringing out the product that is being announced today.  So, we’re pretty close to those types of needs.

JOHN HICKEY:  I think that, no question, the development efforts that we have done over the last two years to bring forth our new platform Renaissance Place where now entire districts can have access from the central server and have consolidated reporting, you know, something that they’ve been hoping to receive from us for some time, and now we’re able to have that available to them, so, that’s really promising and we’re excited about that.

RICHARD CLOSE:  OK.  And then one final question.  Maybe on the selling and marketing, you boosted it here this year obviously and where should that go in the future?

STEVE SCHMIDT:  We hope it goes up a lot, because if it goes up a lot it means we’re paying out some big commissions and we’re enjoying some big deals, but, I think at this point you’ll continue to see a steady rise in costs over the next several quarters as we continue to expand that group.  And where it ultimately ends up, we’re not disclosing yet, because we haven’t disclosed what the end game is or what our target number of sales people are.  But I think it’s safe to say that, at least for 2004 you’ll see those costs continue to rise and be higher than they were in the year ago period.

RICHARD CLOSE:  And then should we see product development continue to go down, or..?

STEVE SCHMIDT:  I think, as I mentioned on the call, product development costs should fall between 4 and 4.5 million dollars per quarter.

RICHARD CLOSE:  OK.  Thank you.

OPERATOR:  Thank you.  Our next question is coming from Brandon Dobell of Credit Suisse First Boston

BRANDON DOBELL, CREDIT SUISSE FIRST BOSTON:  Hi guys.  A couple of quick ones.  First, if you could, on the large deal you mentioned, the (inaudible) Q-4, do you have a sense of how that’s going to be recognized, if it is, you know, a year deal, two year deal, three year deal, something like that.  And then maybe John, if you could talk a little bit about competitive positioning on the ESL product.  I think it’s a relatively crowded market, a lot of publishers and since (inaudible) understand how you guys are positioning the product to your customers and then finally, I think, Steve, you mentioned some of the training and services that are, I think, now paid for, could be delivered in future periods. If you can talk a little bit about what the potential risk to that is.  If it has been paid for, it’s not too worried about it, but if it’s kind of, in a contract to be paid later and delivered later, do you guys feel comfortable that those kind of contracts are going to hold up through the first part of ’04 or is it not too much of a worry for you?  Thanks.

STEVE SCHMIDT:  That’s a lot of questions.  I’m going to try to remember each of them.  On the last point, the district deals are typically multi-year, and of course, things can change in second and third years.  But the products and services are typically billed and paid for as they are delivered, so if circumstances change, you’re not absolutely certain of getting all of the business that are defined in those contracts.  But our experience has actually been positive in that light, in that, as the contracts go forward, and there’s success and things are going well, yes, we have an opportunity to provide more under that district arrangement.  So, I don’t think that’s a concern we have going forward.  If we execute, if we provide value to the school district, that should all go well.  As far as the large deal that we described, that was a multi-year deal.  A large part of the product portion of that deal was delivered in the fourth quarter and recognized, although there is some that is still to be delivered in the first quarter.  The majority of the training and services under that contract, however, will be delivered in the quarters ahead.  More of it in the next couple quarters, but there’s plans to provide on-going support and services throughout the several years of the contract.

BRANDON DOBELL:  OK, thanks.

OPERATOR:  Thank you.  As a reminder, if you do have a question you may press ‘1’ then ‘4’ on your touchtone phones.  Our next question is a follow-up from Mark Marostica of Piper Jaffray.

MARK MAROSTICA:  Yeah, hey, one other question here.  I’m trying to get a sense, you mentioned, John, a couple times that Renaissance Place is almost completed.  What’s left to really wrap that product up, or is it completely done?

JOHN HICKEY:  Well, as I said previously, the Star products, Star Reading, Star Math, Star Early Literacy, as well as StandardsMaster is completed and now on the market place.  The other two products that are in pilot right now are Accelerated Math and Accelerated Reader, and that is expected to roll off, you know, release an actual shipping version in the second quarter.  So we’re really, really close at this point, to complete those two products.  Then subsequently there will be some other ones, of course, like Accelerated Writer and other of the products, but getting Accelerated Reader, which is out in 62,000 schools and our Math Solutions that are out in 23,000 is the most important product to completing it to the marketplace.

MARK MAROSTICA:  Great, and then if you could touch on how the model differs between selling these products under the umbrella of Renaissance Place versus selling them under your previous approach.  How does that differ from a pricing and margin perspective?

JOHN HICKEY:  Well, Renaissance Place is primarily a subscription base model whereby the district will pay an annual student fee of about a dollar per student, annually. In there includes services as well as reports to help them throughout the whole year.  We also provide distance consulting in the form of what we call a coach, and that can be additional to that dollar.  They can, in fact, if they want to buy the product on a proprietary license, they can do that.  It’ll be a more expensive, but both models are going to be there, and it is going to change the mix as we go forward and we start to see more success in the subscription model.

MARK MAROSTICA:  And in terms of the forecast that you provided today, is that based on any planned migration of customers to the subscription model from the license model, or…?

JOHN HICKEY:  Absolutely Mark, and you’ve got to keep in mind that we do believe that there will be a significant number of districts to move over to the new Renaissance Place platform, but then they will not actually start with the program.  We’ll place their order, let’s say, in the second quarter, those kinds of things are in the beginning of the third quarter, but it won’t actually  begin on a subscription model from a revenue standpoint, until the third quarter.  And then it will go throughout the whole year of the 2004, 2005 school year.

MARK MAROSTICA:  OK.  Thank you very much.

OPERATOR:  Thank you.  Our next question is a follow-up from Jerry Herman of Legg Mason.

JERRY HERMAN:  Thanks again.  You guys mentioned that you had added about 700 new customer schools during the course of the quarter.  I don’t imagine you’ll give exact percentages, but can you give us a feel as to the rough composition of how many of those customers are buying sort of the Legacy Accelerated Reader and Math products versus the new products and versus Renaissance Place.  I’m assuming the last one being very little at this point.

STEVE SCHMIDT: The new customer, they come in each quarter.  Almost all is come in primarily through Accelerated Reader, and buying Accelerated Reader, however, the amount that are buying Accelerated Reader as their first product is declining as we’ve come out with other product and expanded the product line.  So it’s not as big a portion of that total as it had been in prior years, but Accelerated Reader is still the primary interest and the first product.

JOHN HICKEY:  I think an easy way to think of it is, and when you already have 65,000 schools, you’re always easier to sell to those schools on additional product when they have been very happy with your first product so they are traditionally the ones that come in and buy the other products whereby, if they have never bought your products before, they tend to buy Accelerated Reader or Accelerated Math first.

JERRY HERMAN:  Right.  And then, could you gentlemen comment on the quiz business.  Was there a decline in that business?  And can you also give us the metric in terms of how many quizzes were offered at year end?

JOHN HICKEY:  Well, we actually don’t break down the revenues by actual quizzes.  I think that we obviously do track the orders that come in by the quizzes.  The orders have always, or has continued to be up somewhat, but the value of those orders have been somewhat lower.  So, that’s both the positive and the negative.  Steve?

STEVE SCHMIDT:  I think throughout this last downturn of the last couple years the quizzes have always held up pretty well as have ESP plans and continuation, continued use of the existing products. Where, I think, we’ve struggled to grow is more in getting schools to adopt new products.  And I think that’s just logical when budgets are tight.  They’re just more reluctant to take on new things.  As far as the quiz count, we are now over 70,000 quizzes in total.  So we continue to develop and offer quizzes on new books.

JERRY HERMAN:  Great.  John and Steve, thanks.

OPERATOR:  Thank you.  Our next question is a follow-up from Natalie Walrond of Pacific Growth Equities.

NATALIE WALROND:  Hi.  It’s actually now three follow-up questions, but, just a few things that I wanted to get some data points on.  First of all, following on Trace’s question.  Can you give us what the target sales force number’s going to be?  You mentioned you’re at 40 right now.  How many do you want to get to?  Do you think that, you know, when the model is fully matured you’ll be at a hundred, is fifty the right number?  What do you think?

STEVE SCHMIDT:  Well, we have not disclosed before what our target is.  We think at this point it’s something we will eventually disclose, but we haven’t at this point.  We are continuing to be fairly aggressive and I think you’re going to see at least the kind of numbers of the fourth quarter being added at least for the next two or three quarters of additional staff.  So we are still quite a ways away from where we want to be, but we’re getting there pretty fast.  We realize that, since we want the very best people in the market place, that it was going to take a little bit of time to fill out our number of sales people, but we’re real happy where we’re at, at the moment.

NATALIE WALROND:  OK.  And then, the next question is on Renaissance Place.  You mentioned just a second ago that you see Accelerated Math and Accelerated Reader rolling out on that platform in the second quarter.  Is that different from what you said in the past?  I think I remember that, at one point you made has set the expectation that those would be rolled out by the end of 2003.  Is there a delay there?

JOHN HICKEY:  Ah, not that I, no, I don’t believe there was any delay.  I think what we said, that we expected to have both those products to be available for the end of the school year, which would be (inaudible) within the second quarter of this year.

NATALIE WALROND:  OK.

JOHN HICKEY  So, it’s on target.  We’re really pleased by where we’re at with bringing that to the market.

NATALIE WALROND:  OK.  And then one final question.  Last summer there was also some discussion about Renaissance hosting the software for clients rather than delivering it as a site license.  Is, how has that progressed?  Are you doing any hosting for clients?

JOHN HICKEY:  Ah, yes we are actually hosting for a number of, for the large clients.  It’s something that we do offer. It is growing and we will continue to offer it selectively.  We do think that there may be a significant number that will try out the new platform, have us host it, if everything goes well then they’ll want to switch it to the district server. So we’ll have that capability there, and it’s certainly up to the district to decide whether they want us to host it or they want to host it in the data center, or they want to put it in their own district-wide data center.  So, those options are available.

NATALIE WALROND:  And, can you just give us a little bit more detail on about how the decision to host software for a district might impact margins?  Might impact the contract margins versus if the district decides to host it themselves?

STEVE SCHMIDT:  The hosting service is still a very, very small part of our revenue, so you’re not going to notice any change as a result of that business.  But the hosting business is good margin business.  It’s right up there with our best service margins, and the hosting revenues would show up on the service line.

NATALIE WALROND:  OK.  Thanks a lot.

OPERATOR:  Thank you.  At this time, there appear to be no further questions and I’d like to turn the floor back over to management for any closing remarks.

JOHN HICKEY:  Thank you.  Well we continue to be very excited about the long- term growth prospects for the company.  The aggressive initiatives and investments we have made during 2003 have positioned us for increasing long-term growth and shareholder value.

Thank you for joining us, and we will talk to you again in April.  Good bye.

OPERATOR:  Thank you.  And thank you callers.  This does conclude this afternoon’s conference.  You may disconnect your lines at this time and have a pleasant day.

END